EXHIBIT 99

FOR IMMEDIATE RELEASE
Contact:	Anita Novak (Investors)
515-345-2515
Lisa Hamilton (Media)
515-345-7589

EMC INSURANCE GROUP INC. RELEASES
2011 SECOND QUARTER OPERATING LOSS ESTIMATE,
AND REVISES 2011 OPERATING INCOME GUIDANCE

DES MOINES, Iowa (July 20, 2011) – EMC Insurance Group Inc. (NASDAQ OMX/GS:EMCI) (the “Company”) today announced that second quarter 2011 operating results  will be negatively impacted by a record amount of catastrophe losses.  Management anticipates that the Company will report a second quarter 2011 operating loss1 in the range of $1.02 to $1.08 per share.

“Both our property and casualty insurance segment and our reinsurance segment experienced record amounts of storm losses during the second quarter,” stated Bruce G. Kelley, President and Chief Executive Officer.  “Reporting record storm losses is not a pleasant experience; however, it pales in comparison to the pain and suffering experienced by our policyholders and countless others during the second quarter.  We are proud that our policyholders can Count on EMC to provide the financial resources necessary to rebuild their lives after such devastating events.  Despite the unprecedented level of catastrophe losses experienced during the first six months of 2011, our balance sheet remains strong and our carried reserves continue to be in the upper quartile of the actuarial range of estimates.”

Second quarter catastrophe losses are expected to approximate $2.06 per share after tax, compared to $0.82 per share after tax in the second quarter of 2010.  The property and casualty insurance segment is expected to report storm losses of approximately $29.5 million or $1.48 per share after tax, including $14.5 million ($0.73 per share after tax) associated with April tornados in Iowa, Alabama and several other southern states, $6.4 million ($0.32 per share after tax) associated with the May tornado in Joplin, Missouri and $5.6 million ($0.28 per share after tax) associated with June events.   The reinsurance segment is expected to report storm losses of approximately $11.5 million or $0.58 per share after tax.  Losses associated with three tornadic events (Tuscaloosa, Alabama, Joplin, Missouri and Springfield, Massachusetts) were individually capped at $3.0 million ($0.15 per share after tax) under the excess of loss reinsurance agreement with Employers Mutual Casualty Company.

Based on actual results for the first six months of the year and projections for the remainder of the year, management has revised its 2011 operating income guidance from the previous range of $0.40 to $0.65 per share to an operating loss range of ($0.30) to ($0.55) per share. The revised guidance is based on a projected GAAP combined ratio of 114.4 percent for the year.

ABOUT EMCI: EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance. The Company’s common stock trades on the Global Select Market tier of the NASDAQ OMX Stock Market under the symbol EMCI. EMCI’s parent company is Employers Mutual Casualty Company (EMCC).  EMCI and EMCC, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.

FORWARD-LOOKING STATEMENTS:  The Private Securities Litigation Reform Act of 1995 provides issuers the opportunity to make cautionary statements regarding forward-looking statements.  Accordingly, any forward-looking statement contained in this report is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management.  These beliefs, assumptions and expectations can change as the result of many possible events or factors, not all of which are known to management.  If a change occurs, the Company’s business, financial condition, liquidity, results of operations, plans and objectives may vary materially from those expressed in the forward-looking statements.  The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:

•	catastrophic events and the occurrence of significant severe weather conditions;
•	the adequacy of loss and settlement expense reserves;
•	state and federal legislation and regulations;
•	changes in the property and casualty insurance industry, interest rates or the performance of financial markets and the general economy;
•	rating agency actions;
•	“other-than-temporary” investment impairment losses; and
•	other risks and uncertainties inherent to the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K.

Management intends to identify forward-looking statements when using the words “believe,” “expect,” “anticipate,” “estimate,” “project,” or similar expressions.  Undue reliance should not be placed on these forward-looking statements.

¹The Company uses a non-GAAP financial measure called “operating income/loss” that management believes is useful to investors because it illustrates the performance of our normal, ongoing operations, which is important in understanding and evaluating our financial condition and results of operations.  While this measure is consistent with measures utilized by investors to evaluate performance, it is not a substitute for the U.S. GAAP financial measure of net income/loss.  The difference between net income/loss and operating income/loss is that operating income/loss does not include realized investment gains/losses.